CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion of our report dated December 12, 1997 on our audit of the financial statements and financial highlights of American Skandia Master Trust as of October 31, 1997 with respect to this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-23017) under the Securities Act of 1933 on Form N-1A.



/s/ Coopers & Lybrand
Coopers & Lybrand

Chartered Accountants and Registered Auditors
Dublin, Republic of Ireland
December 31, 1997